EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 4, 2003, relating to the financial statements of Legato Systems, Inc., which appears in Legato Systems, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.

PricewaterhouseCoopers LLP

San Jose, California

February 28, 2003